                                                                       Execution





                          SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                          CONTINENTAL CASUALTY COMPANY


                                CNA REALTY CORP.


                                    CLE, INC.


                           KTI PLASTIC RECYCLING, INC.


                                       AND


                          TIMBER ENERGY INVESTMENT INC.



                            DATED NOVEMBER 22, 1996

                                TABLE OF CONTENTS


1.       Purchase and Sale .....................................................      1
         1.1      Purchase and Sale of Assets ..................................      1
         1.2      Method of Conveyance .........................................      1
         1.3      No Assumed Obligations .......................................      2

2.       Purchase Price and Closing; Conditions Subsequent to Closing ..........      2
         2.1      Purchase Price ...............................................      2
         2.2      Allocation of Purchase Price .................................      2
         2.3      Closing ......................................................      2
         2.4      Payment of Purchase Price ....................................      2
         2.5      Shutdowns ....................................................      2
         2.6      LC Bank Release ..............................................      3
         2.7      Sellers Lien .................................................      3
         2.8      Failure to Obtain CCC Release ................................      3

3.       Representations, Warranties and Agreements of the Sellers .............      4
         3.1      Corporate Organization .......................................      4
         3.2      Authorization ................................................      4
         3.3      No Violation .................................................      4
         3.4      Documentation of the Securities ..............................      5
         3.5      Brokers and Finders ..........................................      6
         3.6      Accuracy of Representations and Documents ....................      6

4.       Representations and Warranties of Buyer ...............................      6
         4.1      Corporate Organization, Etc ..................................      6
         4.2      Authorization Etc ............................................      6
         4.3      No Violation .................................................      6

5.       Certain Covenants and Agreements ......................................      7
         5.1      Full Access ..................................................      7
         5.2      Notice of Claims and Investigations ..........................      7
         5.3      Press Releases ...............................................      7
         5.4      Consummation of Transactions .................................      7
         5.5      Post-Closing Cooperation .....................................      7
         5.6      Risk of Loss .................................................      7
         5.7      Post-Closing Authority .......................................      8

6.       Sellers' Letter to Shareholders .......................................      8

7.       Conditions to the Obligations of Sellers ..............................      8
         7.1      Representations and Warranties True ..........................      9

         7.2      No Proceeding; Litigation; Injunction ........................      9
         7.3      Organizational Documents .....................................      9
         7.4      Sellers Lien .................................................      9
         7.5      Release ......................................................      9
         7.6      Additional Payment ...........................................      9

8.       Conditions to the Obligations of Buyer ................................      9
         8.1      Representations and Warranties True ..........................     10
         8.2      Performance by Sellers .......................................     10
         8.3      Representations and Warranties of, and Performance by, TEII
                  Entities .....................................................     10
         8.4      No Proceeding, Litigation, Injunction ........................     16
         8.5      Additional Documents .........................................     16
         8.6      Board of Directors Approval ..................................     16
         8.7      Hart-Scott-Rodino ............................................     16

9.       Survival of Representations and Warranties; Indemnification ...........     17
         9.1      Survival of Representations ..................................     17
         9.2      Statements as Representations and Warranties .................     17
         9.3      Remedies Cumulative ..........................................     17
         9.4      Buyer's Indemnity ............................................     17
         9.5      Sellers' Indemnity ...........................................     17
         9.6      Successors to Sellers ........................................     18
         9.7      Indemnity Procedure ..........................................     18

10.      Termination ...........................................................     19
         10.1     Methods of Termination .......................................     19
         10.2     Procedure Upon Termination ...................................     19
         10.3     Effect of Termination ........................................     19

11.      Miscellaneous Provisions ..............................................     20
         11.1     Amendment and Modification ...................................     20
         11.2     Waiver of Compliance .........................................     20
         11.3     Expenses .....................................................     20
         11.4     Notices ......................................................     20
         11.5     Binding Effect: Assignment ...................................     21
         11.6     Governing Law ................................................     21
         11.7     Counterparts .................................................     21
         11.8     Headings .....................................................     22
         11.9     Entire Agreement .............................................     22
         11.10    Third Parties ................................................     22
         11.11    Severability .................................................     22

                                    Exhibits

Exhibit A         Form of Pledge and Security Agreement from Buyer in favor of Sellers

Exhibit B         Form of Management Agreement

Exhibit C         Form of Release

                                    Schedules

Schedule A        Description of Securities being sold, Allocation of Purchase Price and Description of Collateral

Schedule B        Description of TEII Entity (Non-CNA) Debt

Schedule C        List of Leases

Schedule D        August 31, 1996 Financial Statements of the TEII Entities

Schedule E        List of all TEII Entity Employee Welfare Benefit Plans

Schedule F        Description of Automobile to be conveyed to Seller

                                                                       Execution
                          SECURITIES PURCHASE AGREEMENT


         THIS AGREEMENT dated as of November 22, 1996, by and among Continental Casualty Company, an Illinois insurance company ("CCC"), CNA Realty Corp., a Delaware corporation ("Realty"), CLE, Inc., a Nevada corporation ("CLE"), (CCC, Realty and CLE are collectively referred to herein as the "Sellers" and each is individually referred to herein as a "Seller"), KTI Plastic Recycling, Inc., a Delaware corporation (the "Buyer") and Timber Energy Investment Inc., a Delaware corporation ("TEII").

         Buyer desires to purchase from Sellers, and Sellers desire to sell, assign and transfer to Buyer, all of Sellers' interests and investments in TEII and all of its subsidiaries (each a "TEII Entity" and collectively, the "TEII Entities"), consisting of all debt instruments and securities and all preferred stock and common stock of such entities now owned by Sellers (collectively, the "Securities") as more specifically described in Schedule A of the disclosure schedules attached hereto (the "Disclosure Schedules"), all on the terms and subject to the conditions hereinafter set forth.

         1.       Purchase and Sale.

                  1.1 Purchase and Sale of Assets. On the terms and subject to the conditions herein set forth, the Buyer proposes to purchase from Sellers all of the Securities owned by the Sellers or in which any Seller has an interest.

                  1.2      Method of Conveyance.

                           (a) The sale, transfer, conveyance, assignment and
                  delivery by Sellers of the Securities to the Buyer or its designee in accordance with Section 1.1 hereof shall be effected on the Closing Date (as hereinafter defined) by Sellers' execution and delivery of customary assignments, bills of sale, endorsements and other instruments of conveyance and transfer as applicable (collectively, the "Instruments of Conveyance").

                           (b) At the Closing (as hereinafter defined), good and
                  valid title to all of the Securities and all Collateral (as hereinafter defined) shall be transferred, conveyed, assigned and delivered by the Sellers to Buyer or its designee pursuant to this Agreement and the Instruments of Conveyance, free and clear of any and all Liens (as defined below) other than the Sellers Lien (as hereinafter defined), but subject to the provisions regarding reconveyance set forth in Section 6 hereof. For the purposes of this Agreement, the term "Lien" shall mean any mortgage, pledge, security interest, retained interest, encumbrance, lien or charge or claim of any kind whatsoever.

                  1.3 No Assumed Obligations. Pursuant to this Agreement, Buyer or its assignee does not assume any of the liabilities or obligations of TEII or of any other TEII Entity, whether absolute, accrued, contingent or otherwise whenever incurred. At the Closing, Buyer or its assignee shall not assume any of the liabilities or obligations of TEII or of any other TEII Entity, whether absolute, accrued, contingent or otherwise.

         2.       Purchase Price and Closing; Conditions Subsequent to Closing.

                  2.1 Purchase Price. The consideration for the Securities to be sold, transferred and conveyed by the Sellers to Buyer or its assignee pursuant to this Agreement shall be $1,850,000, together with the CCC Release described in Section 2.6 hereof, the payment described in
         Section 7.6 hereof.

                  2.2 Allocation of Purchase Price. The Buyer and Sellers hereby agree that the Purchase Price for all purposes, including for federal income tax purposes, will be allocated among the Securities being purchased as agreed to between the Sellers and the Buyers in writing; provided, however, that not less than all of the Securities will be transferred pursuant hereto. Notwithstanding the foregoing, the allocation of the Purchase Price shall in no event limit the liability of Sellers to Buyer with respect to damages, liabilities or expenses incurred by Buyer with respect to any breach of Sellers' representations, warranties, covenants or agreements set forth herein.

                  2.3 Closing. Subject to the provisions contained herein, the closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402-1498 at 10:00 A.M. (Central Prevailing time) or at such other place and time, and on a date on or prior to November 22, 1996, as the parties hereto may agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  2.4 Payment of Purchase Price. At the Closing, Buyer or its designee shall pay the $1,850,000 cash included in the Purchase Price by the wire transfer of immediately available funds to the Sellers on the Closing Date in such proportions as the Sellers may direct in writing not less than five business days prior to the Closing Date. Such written direction shall include any necessary wire transfer instructions.

                  2.5 Shutdowns. TEII has disclosed to the Sellers and the Buyer that the Telogia, Florida power plant facility (the "Telogia Facility") owned and operated by Timber Energy Resources, Inc. ("TERI") has sustained (i) a shutdown of its boiler systems for approximately two weeks in October 1996 which is expected to result in a loss of revenues to TERI (the "Boiler

         Shutdown"), and (ii) damage to its tubing system, which TERI's consultants have estimated will cost in excess of $500,000 to repair and replace, and such repair and replacement will cause the Telogia Facility to be shut down for a period of approximately 33 days (the "Tubing System Shutdown").

                  2.6 LC Bank Release. On or before the date which is nine months after the date of Closing (August 22, 1997, if the Closing occurs on November 22, 1996)(the "CCC Release Cut-off Date"), TERI shall have obtained an Alternate Letter of Credit (as defined in the Indenture pursuant to which the Liberty County Bonds were issued) or remarketed or refunded the Liberty County Bonds, as the same be amended or refunded, the effect of which will be there being delivered to CCC from the Bank of Montreal (the "LC Bank") a release or termination of CCC's obligations with respect to that certain Standby Bond Purchase Agreement dated as of April 1, 1994 between CCC and the LC Bank, with respect to the Liberty County Bonds, all in form and substance reasonably satisfactory to CCC (the "CCC Release").

                  2.7 Sellers Lien. In order to secure the Buyer's undertaking to obtain the CCC Release, as of the Closing Date, the Buyer shall grant to CCC a first priority security interest (the "Sellers Lien") in certain of the Securities and other property as described in, and pursuant to, a Pledge and Security Agreement in substantially the form attached hereto as Exhibit A (the "Security Agreement").

                  2.8 Failure to Obtain CCC Release. If for any reason TERI shall fail to obtain the CCC Release on or before the CCC Release Cut-off Date, then the Sellers may realize on their security interest in the Sellers Lien and shall refund to the Buyer, in immediately available funds on the CCC Release Cut-off Date, an amount equal to $1,750,000, less the following amounts:

                           (a) reasonable costs incurred by CCC in realizing on
                  CCC's security interest represented by the Sellers Lien;

                           (b) management fees, if any, paid to Buyer or any
                  affiliate of the Buyer pursuant to the Management Agreement described in Section 8.3(b) hereof;

                           (c) during the period in which the Management
                  Agreement is in effect after the Closing Date, but only with respect to the number of days in which the Telogia Facility is operational (to the same extent it was as operations were reflected in the August 31, 1996 financial statements) (the "EBITDA Test Period"), if the amount of earnings before interest, taxes, depreciation and amortization ("EBITDA") for TERI for such period is less than an assumed EBITDA of $200,000 per month for the number of months occurring during the EBITDA Test Period and prorated for any partial month occurring in the EBITDA Test Period, the amount of such difference; provided, however, that any costs, fees and expenses with respect to the Telogia Facility, including without limitation the Boiler Shutdown or the Tubing System Shutdown or any other extraordinary rebuilding or maintenance, or site ash removal, and the resulting loss of earnings, shall be disregarded in the calculation of EBITDA; and

                           (d) any costs of overhead allocated to any TEII
                  Entity by the Buyer and paid to the Buyer, and any transaction costs paid by any TEII Entity in cooperating with the Buyer and Sellers in attempting to obtain the CCC Release.

         3. Representations, Warranties and Agreements of the Sellers. Sellers hereby represent and warrant to Buyer and agree that:

                  3.1 Corporate Organization. Each Seller is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted to sell the Securities which it owns.

                  3.2 Authorization. Each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. Each Seller has taken all action required by law or otherwise to be taken to authorize Sellers' execution and delivery of this Agreement and Sellers' consummation of the transactions contemplated hereby. This Agreement is, and when executed and delivered, the Instruments of Conveyance will be, the legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting or limiting the rights of creditors generally or as may be limited by general principles of equity.

                  3.3 No Violation. Neither the execution and delivery of this Agreement by the Sellers nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificates of Incorporation or Organization or By-Laws of the Sellers or, (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority.

                  3.4 Documentation of the Securities.

                           (a) To the best of our knowledge after due inquiry,
                  Schedule A contains an accurate and complete list of all Securities (i)specifying the class, the number of shares, certificate numbers and registered owner of those Securities constituting preferred stock or common stock (collectively, the "CNA-owned Equity Securities"), (ii)listing each Security constituting a debt instrument or obligation of any of the TEII Entities owed to any of the Sellers (collectively, the "CNA Debt Liabilities"), indicating the balance due on the CNA Debt Liabilities, including any accrued and unpaid interest thereon as of the end of the month preceding the Closing Date, together with per diem interest rates for the month in which the Closing occurs, and (iii)listing all documents relating to or providing mortgages, liens, security interests in or other collateral for the repayment of the CNA Debt Liabilities (collectively, the "Collateral") and of all UCC statements or other filings filed with respect thereto. To the extent any item constituting Securities or Collateral not listed on Schedule A becomes known or is located by any Seller following the Closing, such Seller hereby waives all rights in and to such item and agrees to promptly turn it over to Buyer. The parties hereto acknowledge that prior to Closing the TEII Entity that has title to the automobile identified in Schedule F will convey and transfer title to such automobile to a Seller, and in consideration such Seller shall credit the fair market value of the automobile (being the average "blue book" published value of such automobile) to the accrued and unpaid interest on item no.6 of CNA Debt Liabilities, as shown on Schedule A.

                           (b) To the best of our knowledge after due inquiry,
                  Schedule B hereto contains an accurate and complete list of all debt of TEII or of any other TEII Entity (other than the CNA Debt Liabilities), the party to whom such debt is owed indicating the balance due, including accrued and unpaid interest thereon, as of the close of the preceding month and a per diem interest factor for the month in which the Closing occurs.

                           (c) Each Seller has, and will have at the Closing,
                  good and valid title to the Securities being conveyed by it hereunder, subject to no Liens.

                           (d) The Seller shall deliver complete copies of the
                  Securities and all Collateral to the Buyer not later than ten
                  (10) business days prior to the Closing Date.

                  3.5 Brokers and Finders. No person has been authorized by the Sellers, or by anyone acting on their behalf, or their respective officers, directors or employees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                  3.6 Accuracy of Representations and Documents. No representation or warranty made by either Seller in this Agreement or in the Disclosure Schedules hereto (each of which is an integral part hereof) nor any statement, certificate or other document furnished as an exhibit hereto, or any other document furnished or caused to be furnished by Sellers to Buyer or any of its representatives in connection with this Agreement is, or will be when so furnished, false or misleading in any material respect of contains any material misstatement of fact or omits to state any fact necessary to be stated make the statements made in any such representation or warranty false or misleading in any material respect.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

                  4.1 Corporate Organization, Etc. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as and in the places where such business is now conducted and where such properties and assets are now owned, leased or operated.

                  4.2 Authorization Etc. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement is valid and binding upon Buyer, enforceable in accordance with its terms.

                  4.3 No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby by Buyer will violate any provisions of the Certificate of Incorporation of Buyer, or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

         5. Certain Covenants and Agreements.

                  5.1 Full Access. TEII will afford Buyer and its counsel, accountants and other representatives, after the date hereof, full access during normal business hours to the plants, offices, warehouses, properties, employees, counsel, accountants and other representatives, books and records, including accountant's workpapers of the TEII Entities in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of the TEII Entities.

                  5.2 Notice of Claims and Investigations. Each party will immediately give notice to the other of, and confer with the other with respect to, any claims, investigations by governmental authorities or threatened litigation relating to the transactions contemplated by this Agreement.

                  5.3 Press Releases. Without the written consent of the other parties, which shall not be unreasonably withheld, each of the parties hereto agrees not to make any public announcements or press releases regarding the transactions contemplated hereby until such transactions are consummated.

                  5.4 Consummation of Transactions. Each of the parties agrees to use commercially reasonable efforts to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by it hereunder and to take or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate party will take all such necessary action, including without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

                  5.5 Post-Closing Cooperation. After the Closing, Buyer and Sellers shall cooperate fully with each other and shall make available to each other all information, records or documents reasonably requested in connection with matters involved in the sale of the Securities.

                  5.6 Risk of Loss. Prior to the Closing, the risk of loss on the Securities shall remain with the Sellers.

                  5.7      Post-Closing Authority.

                           (a) Each Seller hereby agrees that it will promptly
                  and reasonably cooperate with Buyer, its successors and assigns, from and after the Closing, on behalf of and for the sole benefit of Buyer, its successors and assigns, in connection with Buyer's efforts to demand or collect from time to time any and all of the Securities, and in connection with any proceedings at law, in equity or otherwise which Buyer or its successors or assigns may deem necessary or desirable in order to receive, collect, assert or enforce any right, title, benefit or interest of any kind in or to the Securities, or to defend and compromise any and all actions, suits or proceedings in respect of the Securities and to execute any instruments in relation thereto as Buyer or its successors or assigns shall reasonably deem advisable.

                           (b) Each Seller agrees that, unless duly authorized
                  in writing by Buyer, or required by law, it will not at any time reveal, divulge or make known to any person (other than to the Buyer or to any affiliate of Buyer) any confidential or proprietary data or information relating to any TEII Entity's business.

         6. Sellers' Letter to Shareholders. The parties hereto acknowledge that Realty is a party to that certain Stockholder Agreement dated as of June 29, 1994 (the "Stockholder Agreement") among the owners of the common stock of TEII, pursuant to which any owner desiring to sell its shares of stock in TEII will give notice to, and a right to purchase the stock to be sold on the same terms and conditions of a bona fide offer to purchase (collectively, the "Purchase Rights").

         Realty shall send a letter to all non-Seller shareholders of TEII upon execution of this Agreement advising such shareholders that Sellers are selling their interests in TEII and its subsidiaries, which notice shall include a copy of this Agreement to disclose the terms and conditions of such sale and purchase, and the Purchase Price for the Securities being sold. If any such non-Seller stockholder exercises his or her Purchase Rights within the time provided for in the Stockholder Agreement, then the Buyer shall promptly retransfer all (and not less than all) of the Securities to Realty for sale to such non-Seller stockholder, and the entire Purchase Price specified in Section
2.1 hereof shall be immediately returned to the Buyer and this Agreement, including the Buyer's obligations to obtain the CCC Release, shall terminate.

         7. Conditions to the Obligations of Sellers. Each and every obligation of Sellers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Sellers.

                  7.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing as though such representations and warranties were being made at and as of the Closing Date, and except for changes expressly permitted or contemplated by the terms of this Agreement.

                  7.2 No Proceeding; Litigation; Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

                  7.3 Organizational Documents. Buyer shall have furnished Sellers with (i) a copy of its Certificate of Incorporation, certified by the Secretary of State of Delaware, (ii) certified copies of minutes of action taken by the Board of Directors of Buyer approving the execution and delivery of this Agreement and related documents and the consummation of the transaction contemplated hereunder; and (iii) a Certificate of Incumbency setting forth the officers and directors of the Buyer.

                  7.4 Sellers Lien. Buyer shall have executed and delivered the Security Agreement, together with all documents required thereby.

                  7.5 Release. Sellers shall have received from TEII a release in the form attached hereto as Exhibit C pursuant to which TEII shall release any claims or defenses against the Sellers with respect to the Securities. Notwithstanding such release, in the event after Closing TEII shall assert any claim against Sellers with respect to the Securities and realize upon such claim, KTI shall pay to Sellers an amount equal to any such net recovery received by TEII with respect to such claim.

                  7.6 Additional Payment. Sellers shall have received a receipt from Donald Wentworth ("Wentworth") for payment in full of all amounts agreed upon between Sellers and Wentworth, in form and substance satisfactory to Sellers.

         8. Conditions to the Obligations of Buyer. Each and every obligation of the Sellers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Buyer.

                  8.1 Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement including the Disclosure Schedules attached hereto, shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were being made at and as of the Closing Date (except that representations and warranties which refer to conditions existing on a specific date, such as representations and warranties regarding the Financial Statements, shall continue to refer to that date) and except for changes expressly permitted or contemplated by the terms of this Agreement.

                  8.2 Performance by Sellers. Sellers shall have performed, fulfilled and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed, fulfilled or complied with by them on or prior to the Closing, including delivery to Buyer of all of the Securities.

                  8.3 Representations and Warranties of, and Performance by, TEII Entities. The TEII Entities shall have performed, fulfilled and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed, fulfilled or complied with by them on or before the Closing, including the following:

                           (a) TEII shall have provided to the Buyer a
                  certificate dated the Closing Date executed by a duly authorized officer of TEII, stating:

                                    (i) Organization. That TEII, Timber Energy
                           Plastic Recycling, Inc. ("TEPRI") and Timber Energy Trucking, Inc. ("TETI") each is a corporation duly organized and validly existing under the laws of the State of Delaware and TERI is a corporation duly organized and validly existing under the laws of the State of Texas, and each such TEII Entity is in good standing under the laws of each of the states in which such TEII Entity does business, having all requisite corporate power and authority to own and/or lease its assets and properties and to carry on its businesses as now conducted;

                                    (ii) Subsidiaries. That the only
                           subsidiaries of TEII are TERI, TEPRI and TETI;

                                    (iii) Financial Statements. The consolidated
                           and unconsolidated financial statements of TEII, TERI and TEPR attached as Schedule D to this Agreement consisting of balance sheets as of August 31, 1996 and statements of income for the eleven-month period then ended (A) are in accordance with the books and records of TEII, TERI and TEPR, as applicable, (B) present fairly and accurately in all material respects the results of operations of the TEII Entities for the periods covered by such statements, subject to normal year-end adjustments which in the aggregate will not be material; (D) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with past practices; (E) include all adjustments consisting only of normal recurring accruals that are necessary for a fair presentation of the consolidated financial condition of the TEII Entities and the results of their business operations for the period covered by such statements, (F) include appropriate reserves for all taxes and other liabilities accrued as of August 31, 1996 but not then due and payable;
                           (G) and as of August 31, 1996 the TEII Entities had no other debts, liabilities or obligations of any nature which are not reflected in such financial statements or on Schedule B of the Disclosure Schedules and (H) no material adverse changes have occurred since August 31, 1996 with respect to any TEII Entity that have not been disclosed to the Sellers and the Buyers in writing;

                                    (iv) Capitalization. The authorized capital
                           stock of TEII consists of 150,000 shares of -0- par value common stock of which 150,000 shares are issued and outstanding, all of which shares are fully paid and nonassessable. The authorized capital stock of TERI consists of 1,000,000 shares of -0- par value of common stock of which 106,500 shares are issued and outstanding, 29,271.070 shares of $1,000 par value Class A preferred stock of which 29,271.070 shares are issued and outstanding, and 20,904.344 shares of $1,000 par value Class B preferred stock of which 20,904.344 shares are issued and outstanding, all of which shares are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character (including preemptive rights) relating to any authorized but unissued stock of any TEII Entity.

                                    (v) Share Ownership. The ownership of the
                           issued and outstanding common stock of TEII and the ownership of the issued and outstanding common stock and preferred stock of TEII disclosed on Schedule A is correct and accurate.

                                    (vi) Schedule C contains a complete and
                           accurate list of all real and personal property leases, subleases, conditional sales agreements or other title retention agreements (collectively the "Leases" and individually a "Lease") to which any TEII Entity is a party, as lessee. All Leases are valid and binding on all parties thereto and enforceable against such parties in accordance with their terms, and are in full force and effect; and with respect to each such Lease, there are no existing defaults thereunder (whether or not waived by lessor) and no event has occurred which (whether with or without notice, lapse of time or both, or the happening of any other event) would constitute default thereunder.

                           (b) TEII shall deliver to Buyer, a fully executed
                  management agreement between Buyer (or its designated affiliate) and the TEII Entities in substantially the form attached as Exhibit B (the "Management Agreement") providing for the management of the properties and businesses of the TEII Entities.

                           (c) Each TEII Entity obligated on each of the
                  Securities constituting a debt instrument owed to any of the Sellers (collectively, the "CNA Debt Liabilities"), shall deliver to the Buyer an estoppel certificate, indicating the balance due on the CNA Debt Liabilities, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs.

                           (d) The appropriate TEII Entity shall provide to the
                  Buyer a certificate for each creditor, other than with respect to Trade Accounts Payable (as hereinafter defined) of any TEII Entity obligated on such debt, other than the CNA Debt Liabilities and the Liberty County Bonds (collectively, the "Third Party Funded Debt"), each certificate indicating the balance due on the Third Party Funded Debt, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs, and a statement that no other Third Party Funded Debt has been incurred by any TEII Entity.

                           (e) Each TEII entity shall provide to the Buyer a
                  certificate signed by such TEII Entity indicating the balance of trade accounts payable ("Trade Accounts Payable") due to third parties, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs.

                           (f) The Trustee of the Liberty County Bonds shall
                  deliver to the Buyer an estoppel certificate, including the par amount of the Liberty County Bonds outstanding, including any accrued and unpaid interest thereon, together with any accrued and unpaid other amounts, such as Trustee's, Issuer's or LC Bank's fees and expenses (the "Bond Liabilities") as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing shall occur. The estoppel certificate shall also indicate all fund balances in each account and any other fees or expenses payable.

                           (g) TEII shall deliver complete copies of all Leases
                  to the Buyer not less than ten (10) business days prior to the Closing Date. Each lessor under a Lease with a TEII entity shall provide to the Buyer an estoppel certificate satisfactory in form and substance to the Buyer.

                           (h) TEII shall deliver a certificate stating whether
                  TEII and each of its subsidiaries have been duly and accurately filed or caused to be filed all tax reports and returns (including information returns) required to be filed in connection with their business for all periods ending on the date hereof and will make all such filings required to be made prior to the Closing Date. The certificate shall further state whether TEII and each of its subsidiaries have duly paid or provided for in accordance with generally accepted accounting principles, consistently applied, all taxes and other charges due or claimed to be due from it to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income, franchise, licenses, sales or payrolls), except for taxes being contested in good faith.

                           (i) TEII shall deliver complete copies of all of the
                  tax returns for the TEII Entities, both income tax and otherwise, for all tax years beginning after October 1, 1990 to the Buyer, not less than ten (10) business days prior to the Closing.

                           (j) TEII shall deliver a certificate to the Buyer
                  stating whether there are any outstanding agreements or waivers binding on any TEII Entity (or the filer of any return of any consolidated group in which TEII, or any of its subsidiaries, is a member), which extend the statutory period of limitations applicable to any tax return for any period, not less than ten (10) business days prior to the date of Closing.

                           (k) TEII shall deliver a certificate containing an
                  accurate and complete list of all policies of fire, disability, workers' compensation, products liability, and other forms of insurance owned or held by or beneficially for TEII or any subsidiary of TEII which relate to or provide coverage for the business of TEII or of any subsidiary of TEII. TEII shall deliver a copy of each such policy to the Buyer not less than ten (10) business days prior to the Closing.

                           (l) TEII shall deliver a certificate stating whether
                  all such policies are in full force and effect, all premiums with respect thereto covering all periods through the Closing have been or will be paid by TEII or other TEII Entity, and no notice of cancellation or termination has been received with respect to any such policy.

                           (m) TEII shall deliver a certificate stating whether
                  such policies are sufficient for compliance with all requirements of law and of all agreements to which either TEII or any subsidiary of TEII is a party, are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of such entity's business; and, with respect to periods prior to the Closing will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                           (n) TEII shall deliver a certificate stating whether
                  any TEII entity has any bonus, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, phantom stock, medical, post-retirement medical or any other employee benefit plan, arrangement or practice, whether written or unwritten (an "Employee Benefit Plan").

                           (o) TEII shall deliver to the Buyer true copies of
                  each written Employee Benefit Plan and an accurate and complete written description of each oral Employee Benefit Plan and shall deliver a certificate stating the annual amounts paid or accrued in connection with each Employee Benefit Plan as of September 30, 1996, and an estimate of the amounts payable or accruable in connection therewith through the Closing Date, to the extent such amounts are presently fixed or determinable, all not less than ten (10) business days prior to the Closing Date.

                           (p) TEII shall deliver a certificate listing each
                  "employee pension benefit plan" in the meaning of the Employee Retirement Income Security Act of 1974 and the regulations thereunder ("ERISA"), maintained or contributed to by an TEII Entity (the "Pension Plans") and certifying, except as noted thereon, no Pension Plan is a "multi-employer plan" within the meaning of ERISA. TEII shall deliver a certificate stating whether there have been any "prohibited transaction," to which any TEII Entity has been a party, within the meaning of Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or Section 406 of ERISA, with respect to any Pension Plan which might subject any such plan or related trust, or any trustee or administrator thereof, or the Buyer to the tax or penalty imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA, TEII shall certify, except as set forth in such certificate, that (1) each of the Pension Plans is and has been in material compliance with the applicable provisions of ERISA and the Code; (2) the present value of all accrued benefits, whether vested or not, under the Pension Plans subject to Title IV of ERISA do not exceed the value of the assets of such plans allocable to such accrued benefits; (3) none of the Pension Plans subject to Title IV of ERISA has, since December 31, 1995, been completely or partially terminate, nor has there been any "reportable event" as such term is defined in Section 4043(b) of ERISA, with respect to any such plan since the effective date of said Section 4043(b); and (4) none of the Pension Plans or trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said Section 412. Such certificate shall be delivered to the Buyer not less than ten (10) business days prior to the date of Closing.

                           (q) TEII shall deliver a certificate to Buyer
                  stating: (1) whether Schedule E is a list of all "employee welfare benefit plans," within the meaning of ERISA, whether or not insured, maintained by either Seller ("Welfare Plans"). Except as set forth in the certificate, each Welfare Plan is and has been in material compliance with the applicable provisions of ERISA and the Code; and (2) whether TEII and each of its subsidiaries have complied in all material respects with all of their obligations, if any, including the making of all required contributions, under each of the Welfare Plans.

                           (r) From the date hereof until the Closing, and
                  except as otherwise expressly consented to or approved by Buyer in writing:

                                    (i) Regular Course of Business.

                                            (A) The business of each TEII Entity
                                    shall have been carried on in substantially the same manner as conducted before the date of this Agreement.

                                            (B) The assets of each TEII Entity
                                    shall have been maintained in substantially the same condition and repair as such assets are maintained as of the date of this Agreement, ordinary wear and tear excepted, and to take all reasonable steps necessary to maintain and protect such assets.

                                    (ii) Insurance; Property. All of the
                           property, real, personal and mixed, tangible and intangible, which is owned or leased by any TEII Entity, shall have continued to be insured against all ordinary and insurable risks in the amounts and coverages applicable to such property as in effect on the date hereof.

                                    (iii) No Default. Each TEII Entity shall not
                           have done any act or omitted to do any act, or permit any act or omission to act, which has caused a breach of any material contract or commitment with respect to the business of each such TEII Entity.

                  8.4 No Proceeding, Litigation, Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not to be consummated as so provided.

                  8.5 Additional Documents. Sellers shall have delivered or caused to be delivered to Buyer, and each TEII Entity shall have delivered to Buyer, such other documents, instruments and certificates as shall be reasonably requested by Buyer for the purpose of effecting the transactions provided for and contemplated by this Agreement.

                  8.6 Board of Directors Approval. Buyer shall have received the approval of its Board of Directors prior to Closing.

                  8.7 Hart-Scott-Rodino. Buyer shall have received on or prior to the closing evidence to its satisfaction that this transaction is exempt from the rules issued by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         9. Survival of Representations and Warranties; Indemnification.

                  9.1 Survival of Representations. All representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing, the indemnification obligations contained herein shall terminate on April 15, 1998, except with respect to
         (i) indemnification claims arising from fraudulent actions or statements of Sellers or Buyer, (ii)claims based upon Section 3.4(a) hereof and (iii) claims made by the Buyer or Sellers prior to April 15, 1998, but which are not resolved by that date.

                  9.2 Statements as Representations and Warranties. All statements contained herein, in the Disclosure Schedule, or in any other schedule, certificate, list or other document delivered or to be delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement and any material misstatement or omission in any thereof shall be deemed a breach of a representation or warranty hereunder.

                  9.3 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party.

                  9.4 Buyer's Indemnity. The Buyer agrees to defend, indemnify and hold harmless the Sellers from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Sellers as a result of, arising from, in connection with or incident to (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement.

                  9.5 Sellers' Indemnity.

                           (a) The Sellers agree to defend, indemnify and hold
                  harmless Buyer from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Buyer:

                                    (i) as a result of, arising from, in
                           connection with or incident to (A) any breach or inaccuracy of any representation or warranty of any Seller in this Agreement or in any Instrument of Conveyance, or (B) any breach of any covenant or agreement of any Seller contained in this Agreement or in any Instrument of Conveyance; and/or

                                    (ii) as a result of, or with respect to, any
                           and all obligations or liabilities of any Seller raised as a defense to the ownership, collections or exercise of rights by the Buyer with respect to any of the Securities; and/or

                                    (iii) arising out of any acts or omissions
                           by any Seller prior to Closing Date.

                  9.6 Successors to Sellers. The merger, consolidations, liquidation, dissolution or winding up of, or any similar transaction with respect to, any Seller shall not affect in any manner the obligations of any other Seller pursuant to this Section or any other term or provision of this Agreement, and Sellers covenant and agree to make adequate provision for such liabilities and obligations hereunder in the event of any such transaction.

                  9.7 Indemnity Procedure.

                           (a) A party agreeing to indemnify against any matter
                  pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to herein as the "Indemnified Party."

                           (b) An Indemnified Party under this Agreement shall
                  give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall have the right, exercisable by notifying the Indemnified Party within twenty days after receipt of such notice from the Indemnified Party, to assume the entire control of the defense, compromise or settlement thereof, all at the Indemnifying Party's expense including employment of counsel, and in connection therewith the Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. The Indemnified Party may at its expense, if it so elects, designate its own counsel to participate with counsel designated by the Indemnifying Party in the conduct of any such defense. If the defense of any such matter is tendered to the Indemnifying Party by notice as set forth above and the Indemnified Party is entitled to indemnification pursuant hereto with respect to such matter, and the Indemnifying Party declines or otherwise fails to (1) promptly pay or settle the same, or (2) vigorously investigate and defend the same, the

                  Indemnified Party may investigate and defend the same and the Indemnifying Party will reimburse the Indemnified Party for all judgments, settlement payments and reasonable expenses, including reasonable attorneys' fees, incurred and paid by it in connection therewith.

                           (c) An Indemnified Party shall not make any
                  settlement of any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                           (d) Except as set forth in subsection (b), in the
                  event of any litigation brought by either party hereto to seek indemnity under this Agreement, the prevailing party shall be entitled to recover attorneys' fees upon final judgment on the merits.

         10. Termination.

                  10.1 Methods of Termination. Anything herein or elsewhere to the contrary notwithstanding, the transaction contemplated hereby may be terminated and abandoned at any time prior to the Closing:

                           (a) by mutual consent of Buyer and Sellers; or

                           (b) by Sellers if, on the Closing Date, any of the
                  conditions set forth in Section 7 shall not have been met; or

                           (c) by Buyer if, on the Closing Date, any of the
                  conditions set forth in Section 8 shall not have been met; or

                           (d) by either party if, without fault of the
                  terminating party, the Closing shall not have occurred on or prior to November 15, 1996.

                  10.2 Procedure Upon Termination. In the event termination and abandonment pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Buyer or Sellers.

                  10.3 Effect of Termination. In the event of Termination of this Agreement as expressly provided in Section 10.1 above, this Agreement shall forthwith become void (except for Section 9) and neither Buyer, on the one hand, nor Sellers, on the other, shall have any liability to the other; provided, however, that if such termination shall result from the misrepresentation or breach of warranty when made by a party or the nonfulfillment of any covenant, agreement or condition required hereunder, then such party shall be fully liable to the other party for all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the other party in connection with its due diligence and the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and for all damages sustained or incurred by the other party as a result of such misrepresentation, breach or nonperformance.

         11. Miscellaneous Provisions.

                  11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented by the parties hereto only by written instrument signed by or on behalf of the party to be charged thereunder.

                  11.2 Waiver of Compliance. Any failure of Sellers, on the one hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized offer of the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

                  11.3 Expenses. Each of the parties hereto agrees to pay all for the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  11.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid as follows:

         If to Sellers:     Continental Casualty Company
                            CNA Plaza
                            Chicago, Illinois 60685
                            Attention:       Donald M. Lowry, Senior Vice President,
                                             Secretary and General Counsel-43S
                            Fax:  (312) 822-1297

                            CNA Realty Corp.
                            CNA Plaza
                            Chicago, Illinois 60685
                            Attention:       Donald M. Lowry, Senior Vice President,
                                             Secretary and General Counsel-43S
                            Fax:  (312) 822-1297

                            CLE, Inc.
                            CNA Plaza
                            Chicago, Illinois 60685
                            Attention:       Donald M. Lowry, Senior Vice President,
                                             Secretary and General Counsel-43S
                            Fax:  (312) 822-1297

         If to Buyer:       KTI Plastic Recycling, Inc.
                            7000 Boulevard East
                            Guttenberg, New Jersey 07093
                            Fax:  (201) 854-1771

                            with a copy to:

                            Dorsey & Whitney LLP
                            220 South Sixth Street
                            Minneapolis, MN  55402-1498

         or to such other person or address as Buyer shall furnish to Sellers in writing.

                  11.5 Binding Effect: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, such successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may freely assign this Agreement or all or any rights it may have hereunder to any of its subsidiaries or affiliated companies, but no such assignment shall relieve Buyer of its obligations hereunder.

                  11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of law principles thereof.

                  11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

                  11.8 Headings. The headings of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                  11.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any Related Person of any party hereto. All exhibits attached hereto, the Disclosure Schedules, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and all such writings.

                  11.10 Third Parties. Except as specifically set forth or referred to herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, partnership, corporation or other entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  11.11 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.



                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CNA REALTY CORP.                            CONTINENTAL CASUALTY COMPANY

By: /s/ David Cumming                       By: /s/ David Cumming
   --------------------------                  ----------------------------
   Title:                                      Title:


CLE, INC.                                   KTI PLASTIC RECYCLING, INC.

By: /s/ David Cumming                          By: /s/ Martin J. Sergi
   --------------------------                  ----------------------------
   Title:                                      Title:  President


TIMBER ENERGY INVESTMENT INC.               And: /s/ Robert E. Wetzel
                                                ----------------------------
By:                                             Title: Senior Vice President and
   --------------------------                          General Counsel
   Title:






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